Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RED ROBIN GOURMET BURGERS, INC.

It is hereby certificate that:

1. The name of the corporation is Red Robin Gourmet Burgers, Inc. (the “Corporation”).

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph A of article FOURTH thereof and by substituting in lieu thereof the following new paragraph A of article FOURTH:

“FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty-Three Million (33,000,000), consisting of Thirty Million (30,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and Three Million (3,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

3. The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on the 12th day of June, 2003.

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ JOHN W. GRANT

Name: Title:	John W. Grant Vice President and Assistant Secretary